August 2007	Pricing Sheet dated August 8, 2007 relating to
Preliminary Pricing Supplement No. 358 dated August 8, 2007
Registration Statement No. 333-131266
Filed pursuant to Rule 433
Structured Investments
Opportunities in Equities
Capital Protected Notes due February 27, 2013
Based on the Value of a Basket of Five Indices
PRICING TERMS – AUGUST 8, 2007
Issuer:	Morgan Stanley
Maturity date:	February 27, 2013
Underlying indices:	Basket indices	Bloomberg Ticker Symbol	Weightings	Initial Index Closing Value	Multiplier
	Dow Jones EURO STOXX 50 SM Index	SX5E	33.91%	4,364.89	0.087056
	FTSE® 100 Index	UKX	25.27%	6,393.90	0.044302
	TOPIX® Index	TPX	23.10%	1,669.04	0.155108
	Swiss Market Index	SMI	7.17%	8,964.18	0.008968
	S&P/ASX 200® Index	AS51	10.55%	6,100.80	0.019375
Aggregate principal amount:	$10,000,000
Pricing date:	August 8, 2007
Original issue date (settlement date):	August 13, 2007
Maturity date:	February 27, 2013, subject to postponement in the event of certain market disruption events
Stated principal amount:	$1,000
Issue price:	$1,174.70 per note (117.47% of the stated principal amount)
Interest rate:	None
Denominations:	$1,000 (and integral multiples thereof)
Principal protection amount:
$1,168.90 (116.89% of the stated principal amount).  The issue price is greater than the principal protection amount and investors are not protected on amounts in excess of the principal protection amount.

Bull notes or bear notes:	Bull notes
Payment at maturity:	$1,168.90 plus the supplemental redemption amount, which may be zero
Supplemental redemption amount:	The product of $1,000 times the participation rate times the index percent change; provided that the supplemental redemption amount will not be less than zero.
Participation rate:	181%
Index percent change:	The percentage by which the final average index value exceeds the initial index value, calculated as follows: (final average index value – initial index value) / initial index value
Initial index value:	1,120.73, the basket closing value used to determine the multipliers on the basket setting date
Basket closing value:	The sum of the products of the index closing value of each of the underlying indices and the applicable multiplier for each of the underlying indices
Basket setting date:	August 8, 2007
Final average index value:	The arithmetic average of the basket closing values, as determined on each of the determination dates
Determination dates:	February 24, 2012, August 24, 2012 and February 25, 2013
Call right:	The notes are not callable prior to maturity.
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617446J75
Commissions and issue price:		Price to public	Agent’s commissions(1)	Proceeds to company
	Per note	100%	0.50%	99.50%
	Total	$10,000,000	$50,000	$9,950,000
(1)     For additional information, see “Plan of Distribution” in the prospectus supplement for capital protected notes.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.